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                                                                    EXHIBIT 10.2


                             SECOND AMENDMENT TO THE
                    STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
                   1999 LONG-TERM INCENTIVE COMPENSATION PLAN

         This Second Amendment to the Starwood Hotels & Resorts Worldwide, Inc. 1999 Long-Term Incentive Compensation Plan (the "Plan") is dated as of July 30, 2002.

                                   Background

The Compensation Committee of Starwood Hotels & Resorts Worldwide, Inc. (the "Company") has determined that it is advisable and in the best interests of the Company to amend certain provisions of the Plan as set forth below.

                                    Amendment

1. Amendment. Section 6.6 of the Plan is deleted in its entirety and the following language is substituted:

         6.6. PAYMENT. Options granted under this Article 6 shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Units with respect to which the Option is to be exercised. Full payment of the Option Price (less any amount previously paid by the Participant to acquire the Option) must be made on or prior to the Payment Date, as defined below. The Option Price shall be payable to the Company either: (a) in cash or its equivalent, or (b) by tendering previously acquired Units having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Units which are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price), or (c) by a combination of (a) and (b).

         The Committee also may allow cashless exercise as permitted under Federal Reserve Board's Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan's purpose and applicable law.

         "Payment Date" shall mean the date on which a sale transaction in connection with a cashless exercise (whether or not payment is actually made pursuant to a cashless exercise) would have settled in connection with the subject option exercise.

         Subject to any governing rules or regulations, as soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to the Participant, in the Participant's name, certificates in an appropriate amount based upon the number of Units purchased under the Option(s). No certificate representing a Unit shall be delivered until the full Option Price has been paid.

2. Defined Terms. All capitalized terms used in this Amendment and not defined in this Amendment shall have the definitions assigned in the Plan.

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3. No Other Changes. All other provisions of the Plan remain in effect.

4. Governing Law. To the extent not preempted by federal law, this Amendment shall be construed in accordance with and governed by the laws of the State of Maryland.

This Amendment is effective as of July 30, 2002 and shall apply to all exercises of stock options under the Plan made after the effective date.


                                         STARWOOD HOTELS &
                                         RESORTS WORLDWIDE, INC.

                                         By: __________________________
                                         David Norton
                                         Executive Vice President
                                         Authorized Officer